UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2007

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On March 15, 2007, DOV Pharmaceutical, Inc. (“DOV” or the “Company”) announced that it had accepted all of its 2.50% Convertible Subordinated Debentures due 2025 (the “Debentures”) that were tendered in its exchange offer (the “Exchange Offer”) which expired on March 14, 2007 at 5:00 p.m., New York City time. The Exchange Offer, as amended, was conditioned upon the valid tender of at least 96.3% of the aggregate principal amount of outstanding Debentures. Through the expiration of the Exchange Offer, DOV received tenders of and accepted for exchange Debentures in the aggregate principal amount of $67,473,000, representing approximately 96.4% of the $70.0 million in aggregate principal amount of outstanding Debentures.

As a result of the closing of the Exchange Offer and in exchange for the tendered Debentures, DOV delivered to Wells Fargo Bank, N.A., the exchange agent for the Exchange Offer, an aggregate cash payment of $14.3 million and issued and delivered an aggregate of 439,784 shares of Series C Convertible Preferred Stock and an aggregate of 100,000 shares of Series D Convertible Preferred Stock to the holders who tendered their Debentures in the Exchange Offer. The Series C and D Convertible Preferred Stock will be convertible by the holders into shares of common stock following stockholder approval and filing of an amendment to DOV’s charter increasing the number of shares of authorized common stock as necessary to accommodate such conversion and the Series C Convertible Preferred Stock also will automatically convert 30 days following the filing of the amendment to DOV’s charter or earlier in certain circumstances. Generally, the Series C Convertible Preferred Stock votes with the common stock as a single class on an as-converted basis, and entitles the holders of a majority of the Series C Convertible Preferred Stock to initially appoint a majority of DOV’s Board of Directors. The Series D Convertible Preferred Stock has no voting rights except as required by law, does not have any initial stated liquidation preference, does not mandatorily convert into common stock and restricts a holder’s ability to convert if such holder would beneficially own in excess of 9.9% of the Company’s capital stock entitled to vote generally.

The Debentures that were not tendered in this Exchange Offer will remain outstanding pursuant to the original terms of the Indenture governing the Debentures with a contractual interest rate of 2.5% per annum and a maturity of 2025.

Additionally, DOV will issue to holders of its common stock 30,000,000 warrants to purchase additional shares of common stock with an exercise price of approximately $0.523 per share. Such warrants will be exercisable on and after July 1, 2007 until December 31, 2009 and will be issued to holders as of a record date to be set by DOV’s Board of Directors.

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the potential proposal to stockholders to increase the number of authorized shares of common stock of DOV. In connection with such proposal, DOV has filed with the SEC a preliminary proxy statement and expects to file a definitive proxy statement and other relevant materials in the near future. Stockholders are urged to read the proxy statement and any other relevant materials filed by DOV because they will contain important information. Once the materials are filed with the SEC, they are available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to stockholders upon request to Investor Relations (732.907.3600).

DOV and its executive officers and directors may be deemed to be participants in the solicitation of proxies from DOV stockholders in favor of any such proposal. Stockholders may obtain information regarding the direct and indirect interests of DOV and its executive officers and directors with respect to the proposal by reading the proxy statement, if and when filed with the SEC.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders.  The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV PHARMACEUTICAL, INC.

Date:	March 19, 2007	By:	/s/ Barbara Duncan Barbara Duncan
Chief Executive Officer